                                                                    Exhibit 6.36

                            ASSET PURCHASE AGREEMENT

               THIS ASSET PURCHASE AGREEMENT is made and entered into as of this 2nd day of January, 1997, by and among Food Extrusion Montana, Inc., a Montana corporation ("Purchaser"), Food Extrusion, Inc., a Nevada corporation ("FoodEx") and Centennial Foods, Inc., an Idaho corporation ("Seller"). Purchaser is a wholly-owned subsidiary of FoodEx.

                                    RECITALS

               A.  Seller  owns  and   operates  a  business   that   processes,
manufactures, sells and markets stabilized rice bran and rice bran oil in Dillon, Montana (the "Business").

               B. The parties have determined that it is in their mutual interest to effect a transaction whereby certain assets of Seller shall be transferred to Purchaser in exchange for (i) Purchaser's assumption of certain obligations and liabilities of Seller with respect to the Business and (ii) the issuance of three hundred ten thousand (310,000) shares of Common Stock of FoodEx, upon the terms and conditions hereinafter set forth.

               NOW,   THEREFORE,   in   consideration  of  the  mutual  promises
exchanged, it is agreed as follows:

                                    ARTICLE I
                           SALE AND TRANSFER OF ASSETS

               1.01 Federal Income Tax Consequences. The parties intend that, for federal income tax purposes, the purchase of assets hereunder shall constitute a taxable transaction pursuant to the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

               1. 02 Subject to the terms and conditions of this Agreement, Seller agrees to transfer, convey, assign and deliver to Purchaser on the Closing Date (as defined in Section 9.01 hereof), and Purchaser agrees to acquire the assets, tangible or intangible, properties and business of the Business listed on Exhibit A attached hereto (the "Purchased Assets"), except as specified in Section 1.03 below, as of the Effective Date (as defined in Section
9.02 hereof).

               1.03 Excluded Assets. Notwithstanding anything to the contrary in
Section 1.01, Seller shall retain, and Purchaser shall not acquire, any assets listed on Exhibit B attached hereto (the "Excluded Assets").


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                                   ARTICLE II
                           PURCHASE PRICE AND PAYMENT

               2.01 Purchase Price. In full consideration for the purchase of the Purchased Assets, Purchaser shall deliver to Seller on the Closing Date the following:

                      (a) Shares of FoodEx. On the Closing Date, three hundred ten thousand (310,000) shares of common stock, par value $.001 per share (the "Shares") of FoodEx. The Shares shall be subject to the terms of a Shareholders Agreement in substantially the form attached as Exhibit C hereto.

                      (b) Assumption of Obligations. On the Closing Date, an undertaking in form and substance reasonably satisfactory to Seller and its counsel whereby, as of the Effective Date, Purchaser shall assume and agrees to pay, perform and discharge the liabilities and obligations listed on Exhibit D attached hereto (the "Assumed Liabilities"). Copies of all forbearance agreements with creditors relating to the Assumed Liabilities are attached hereto as part of Exhibit D. Purchaser's obligation to pay, perform and discharge the Assumed Liabilities shall be secured by the Purchased Assets pursuant to the terms of a Security Agreement in substantially the form attached hereto as Exhibit E (the "Security Agreement").

                      (c) Transfer and Assumption of 401(K) Plan. On the Closing Date, Purchaser shall assume all obligations under the Centennial Foods, Inc. 401(K) Profit Sharing Plan and Trust arising on or after the Closing Date.

               2.02 Liabilities and Obligations Not Assumed. Notwithstanding anything else in this Agreement to the contrary, Purchaser shall not assume or be obligated to pay, discharge or indemnify any party or become liable for any liabilities, obligations or commitments of any nature of Seller, or any other individual or entity, presently fixed and determined, contingent or otherwise, other than those to be expressly assumed by Purchaser under Section 2.01(b) hereof. All liabilities and obligations of Seller not expressly assumed shall remain liabilities of Seller, which shall be solely liable to perform and discharge such liabilities and obligations as are set forth on Exhibit F attached hereto (the "Excluded Liabilities").

               2.03 Sales, Use and Other Transfer Taxes. Seller represents and warrants to Purchaser that there are no sales, use, transfer or similar taxes payable in connection with the sale, assignment and transfer of the Purchased Assets and the Assumed Liabilities. Seller hereby agrees that if any such sales, use, transfer or similar tax is imposed in connection with the sale, assignment and transfer of the Purchased Assets and the Assumed Liabilities Seller shall

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pay, hold harmless and indemnify Purchaser with respect to any such taxes.

               2.04 Title Insurance; Recording Fees. Seller shall pay all costs of title insurance, recording and other fees incurred in connection with the transfer of real property from Seller to Purchaser pursuant to the terms of this Agreement.

               2.05 Allocation of Purchase Price. The purchase price for the Purchased Assets shall be allocated for all federal and state tax purposes (including, but not limited to, income, excise, sales, use, personal property, real property and transfer taxes) among the Purchased Assets as set forth below:


                       Assets

                       Inventory             $         0
                       Equipment             $ 2,034,668
                       Real Property         $   330,332

                              Total:         $ 2,365,000

               Each of the parties hereto agrees to report this transaction for state and federal tax purposes in accordance with this allocation of the Purchase Price and not to file any tax return or report or otherwise take a position with federal or state tax authorities which is inconsistent with such allocation.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

               Subject to and except for the information which is set forth in a list of exceptions, identified by the Section of this Article to which they pertain, contained in a schedule to be delivered to Purchaser five (5) days prior to the Closing Date and attached hereto as Exhibit G (the "Disclosure Schedule"), Seller represents and warrants to Purchaser and FoodEx that:

               3.01 Due Incorporation. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Idaho.

               3.02 Corporate Authority. Seller has all requisite corporate power and authority to own, lease, operate and maintain its properties and to carry on its business as it has been and is being conducted and possesses all licenses, permits, authorizations, franchises, rights and privileges necessary to the conduct of such business. Seller is duly qualified to do business and in good standing in

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each  state or  jurisdiction  wherein  failure to be so  qualified  would have a material adverse affect on its business, properties or financial condition.

               3.03 Authorization. Seller has full corporate power and authority to enter into this Agreement, and the execution, delivery and performance of this Agreement have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy laws and similar laws affecting creditors' rights generally.

               3.04 Effect of Agreement. The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions herein contemplated, will not result in a breach of the terms of, or constitute a default under or violation of, any law or regulation of any governmental authority, nor will it result in a breach of the terms of, or constitute a default under or violation of, any provision of the Articles of Incorporation or Bylaws of Seller, or any agreement or instrument to which Seller is a party or by which it is bound or to which it is subject. No consent of any person not a party to this Agreement and no consent of any governmental authority is required to be obtained on the part of Seller to permit the consummation of the transactions contemplated by this Agreement.

               3.05 Purchased Assets. Exhibit A as attached hereto, and as amended as of the Closing Date, sets forth, and will set forth, a true and complete list describing and specifying the location of all of the Purchased Assets owned by or used by Seller in connection with the Business, which constitutes all the assets now used in the conduct of the Business, except for the Excluded Assets. Unless otherwise noted on Exhibit A, all Purchased Assets are located at Seller's address at 2400 Airport Road, Dillon, Montana.

               3.06 Title to Assets. Seller has good and marketable title to all the Purchased Assets, whether real, personal, tangible or intangible, and, on the Closing Date, all the Purchased Assets will be free and clear of restrictions on or conditions to transfer or assignment, and free and clear of mortgages, liens, pledges, encumbrances, claims, conditions or restrictions, except to the extent related to the Assumed Liabilities. All real property and tangible personal property included in the Purchased Assets and are necessary to the operation of the Business are in good operating condition and repair. To the best of Seller's knowledge, none of such properties, nor the operation or maintenance thereof, violates any restrictive covenant or any provision of law. Except for the Excluded Assets, the Purchased Assets constitute all the property now used in the Business and necessary for the conduct of the Business in the manner and to the extent presently conducted and operated.

               3.07 Absence of Undisclosed Liabilities. Exhibit D to this Agreement contains a complete and accurate schedule of all Assumed Liabilities. Seller has no liability, debt or obligation of any nature, either accrued, absolute, contingent or otherwise, and whether due or to become due, that is not set forth on Exhibit D, other than the Excluded Liabilities listed on Exhibit F.

               3.08 Financial Statements. Seller has delivered to FoodEx its unaudited financial statements (balance sheet, profit and loss statement and statement of changes in financial position) for the fiscal years ended December 31, 1993, 1994 and 1995 and for the eleven-month period ended November 30, 1996 (the "Financial Statements"). The Financial Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the period indicated and with each other, except for the omission of footnotes. The Financial Statements accurately set out and describe the financial condition and operating results of Seller as of the dates, and for the periods, indicated as set forth in the Financial Statements, the Company has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to November 30, 1996, and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which individually or in the aggregate, are not material to the financial condition or operating results of Seller as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments.

               3.09 Inventory. All items of inventory and related supplies (including raw materials, work-in-process and finished goods) included in the Purchased Assets are and will be, as the case may be, saleable or useable in the ordinary course of business.

               3.10 Contracts. Exhibit H, as attached hereto, contains and will contain as of the Closing Date a full and complete list of each partially or totally executory material contract or agreement to which Seller is a party, or by which it is bound in any respect, and which Purchaser is acquiring pursuant to this Agreement including, without limitation, any and all: (i) contracts or agreements for the purchase, sale, lease or other disposition of equipment, goods, materials, supplies, or capital assets, or for the performance of services; (ii) contracts or agreements for the joint performance of work or services, and all other joint venture or teaming agreements; (iii) management or employment contracts, consulting contracts, or termination and severance agreements; (iv) notes, mortgages, deeds of trust, loan agreements, security agreements, guaranties, debentures, indentures, credit agreements and other evidences of indebtedness; (v) employee non-disclosure agreements, proprietary invention agreements or other contracts or agreements relating to the confidentiality of any intellectual property or Seller's rights with respect to any such property developed by any of its employees, contractors, servants or agents; (vi) contracts or agreements with agents, brokers, consignees, sales representatives or distributors; (vii) contracts or agreements with any director, officer, employee, consultant or shareholder; and (viii) powers of attorney or similar authorizations granted to third parties.

               3.11 Consents. Seller has obtained, or will obtain by the Closing Date, the written consents and approvals of each person, organization or governmental authority whose consent or approval shall be required in order to permit Seller to transfer the Purchased Assets to Purchaser hereunder.

               3.12 Compliance with Laws and Regulations. Seller is not in violation, nor received notice of any violation, of any federal, state or local statute, law, rule or regulation with respect to or affecting the conduct of the Business or the ownership or operation of the Purchased Assets. Seller is not presently subject to any order, injunction or decree issued by any governmental body, agency, authority or court relating to any of its property, business or operation.

               3.13 Litigation and Claims. There are no claims, actions, suits, investigations or proceedings, existing or pending or, to the knowledge of Seller, threatened, against or affecting Seller or any of its properties or business, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. There is no governmental investigation of Seller or its affairs, business or assets. Seller is not in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality. Seller is not presently engaged in any legal action to recover moneys due to or from it or damages sustained by or caused by it. No claims have been made by or against Seller, whether accepted as valid or denied as invalid, which may give rise to litigation. Seller has no knowledge of any dispute or any facts which would give rise to any material claim by or against Seller or affecting Seller or its business, properties, or financial or other condition.

               3.14 Toxic Wastes; Employee Safety; etc. The Business and the existing and prior uses and activities thereon comply and have at all times complied with all Environmental Requirements (as defined in Section 3.15 herein). Neither Seller, nor any prior owner, operator or occupant of the Business has received notice or other communication concerning any alleged violation of Environmental Requirements, whether or not corrected to the satisfaction of appropriate authorities, nor notice or other communications concerning liability for Environmental Damages (as defined in Section 3.15 herein) in connection with the Business. There exists no writ, injunction, decree, order or judgment outstanding, nor any lawsuit, claim, proceeding, citation, directive, summons or investigation, pending or threatened, relating to the ownership, use, maintenance or operation of the Business by Seller, or from alleged violations of Environmental Requirements by Seller, or from the suggested presence of hazardous material placed thereon by Seller, nor does there exist any basis for such lawsuit, claim, proceeding, citation, directive, summons or investigation being instituted or filed.

               3.15 Hazardous Materials and Pollutants. There are no asbestos-containing materials that are part of the Business, nor is there any electrical transformer, fluorescent light fixture with ballasts, or other equipment containing polychlorinated biephenyls ("PCBs") at the Business. Seller is in compliance with any and all Environmental Requirements, as defined below, and Seller has not released, spilled, disposed or discharged (including ground water contamination) any Hazardous Materials in violation of any Environmental Requirements nor is it aware of any such releases. Seller has complied with and continues to comply with all applicable Environmental Requirements concerning control or emissions to air, water, groundwater and soil, including pretreatment of industrial effluent discharged to a publicly owned treatment works, and discharge of stormwater. With respect to any release of hazardous substances to the environment, including petroleum products, if any, Seller has provided prompt and full notification, if required, to all appropriate federal, state and local agencies and has provided copies of such notifications, if any, to Purchaser. To the extent required, if at all, Seller has complied with all Environmental Requirements to inventory hazardous substances or materials in its possession; to report recurring releases of hazardous substances, hazardous materials or toxic air pollutants; and to prepare, by itself and in conjunction with all appropriate environmental and emergency response agencies, plans for responses to spills, leaks and other releases to the environment. No hazardous wastes or solid wastes generated by Seller have been disposed of at any site which is now, or is likely to become, under investigation for releases at or from the site of hazardous substances, pollutants or contaminants. To the extent required, Seller has diligently kept and maintained, and obeyed all applicable laws concerning, all records, invoices and manifests concerning disposal of all of its hazardous and solid waste. No Hazardous Materials are presently located on the surface or subsurface of, or in the ground water under, the real property owned or leased by Seller in connection with the Business, except those Hazardous Materials which are stored in compliance with all Environmental Requirements.

        As used in this Agreement, the term "Hazardous Materials" is defined as any substance:

               (a) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action or policy; or

               (b) which is defined or listed as a "hazardous waste," "hazardous substance," pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. ss. 9601, et seq.) and/or the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901, et seq.), the United States Department of Transportation Hazardous Materials Table(49 CFR 172.101), the Environmental Protection Agency List of Hazardous Substances and Reportable Quantities (40 CFR
Part 302.4) and the amendments  thereto or the California  Health & Safety Code;
or

               (c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, the State of California or any political subdivision thereof; or

               (d) the presence of which causes or threatens to cause a nuisance upon any properties or poses or threatens to pose a hazard to the health or safety of persons; or

               (e) without limitation which is made from or contains (i) gasoline, diesel fuel or other petroleum hydrocarbons, (ii) asbestos, or (iii) polychlorinated biphenyls ("PCBs") at concentrations at or above 50 parts per million.

        As used in this Agreement, the term "Environmental Requirements" means all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items, of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative, and regulatory decrees, judgments and orders relating to the protection of human health or the environment, including without limitation: (i) all requirements including but not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials, or wastes, whether solid, liquid or gaseous in nature; and (ii) all requirements pertaining to the protection of the health and safety of employees of the Business.

        As used in this Agreement, the term "Environmental Damages" means all claims, judgments, damages, losses, penalties, fines, liabilities, encumbrances, liens, costs, and expenses of investigation and defense of any claim, including without limitation, attorneys' fees and disbursements and consultant's fees incurred at any time as a result of the existence of Hazardous Material upon, about, beneath the Business or the existence of a violation of Environmental Requirements pertaining to the Business.

               3.16 Intangible Property. Exhibit L correctly describes all of the intangible property related to the Business and which is presently owned, licensed, possessed, used or held by Seller in the conduct of the Business including, but not limited to, patents, copyrights, inventions, processes, research and development results, know-how, trade secrets and goodwill (the "Seller Intangible Property"). Seller represents and warrants that: (i) Seller owns sufficient interest in and to the Sellers Intangible Property to enable it to conduct the Business as presently conducted; (ii) none of the Sellers
Intangible Property is being infringed by others; (iii) all trade secrets related to the Business have been adequately safeguarded, have not been disclosed to any third parties who are not bound to maintain the confidentiality of such trade secrets; and (iv) the conduct of the Business does not infringe any patent, copyright, trademark, trade secret, trade name or commercial name, registered or unregistered, or other intellectual property rights of third parties, and no claim is pending or has been made to such effect.

               3.17 Real Property. Neither the operations of the Business on any of property used in the Business, nor any improvements thereon, violate any applicable building code, zoning requirement, or pollution control ordinance or any statute applicable to such real property. Seller has not received any notice contesting Seller's ownership of any of such real property interests.

               3.18 Taxes. Seller has duly filed with the appropriate United States, state, local and foreign governmental agencies, all tax returns and reports required to be filed and has paid or accrued in full on the Effective Date all taxes, interest, penalties, assessments or deficiencies, if any, due to, or claimed to be due by, any taxing authority (other than taxes due by reason of the transactions contemplated hereunder). Seller has never filed with the Internal Revenue Service, nor has any person filed on its behalf, any election pursuant to Section 341(f) of the Internal Revenue Service Code of

1954, as amended.

               3.19 Fraudulent Conveyances. The sale and purchase of assets hereunder does not constitute a fraudulent conveyance under the Uniform Fraudulent Transfer Act in Idaho, Montana or under the laws of any other jurisdiction where the Purchased Assets may be located.

               3.20 Absence of Changes. Since November 30, 1996 there has not been any change in the financial condition of Seller's Business, except for changes in the ordinary course of business which have not in the aggregate been materially adverse.

               3.21 Investment Representations. This Agreement is made with the Seller upon the understanding as a specific representation to the Purchaser and FoodEx by the Seller that:

                      (a) The Shares purchased hereunder will be acquired for the Seller's own account, not as a nominee or agent, and not with a view to the distribution of any part thereof, and the Seller has no present intention of selling, granting participation in, or otherwise distributing the same. The Seller has not been organized for the purpose of investing in securities of the Company, although such investment is consistent with its purposes.

                      (b) The Seller is aware of and has investigated the Company's business, management and financial condition, has had the opportunity to inspect the Company's facilities and has had access to such other information about the Company as the Seller has deemed necessary or desirable to reach an informed and knowledgeable decision to acquire the Shares.

                      (c) The Seller understands that the Shares will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), by reason of, among other things, reliance upon certain exemptions therefrom.

               3.22 Material Misstatements and Omissions. To the best of Seller's knowledge, the Purchased Assets include all of the assets, rights and properties that Purchaser will need to receive all of the revenues and profits from the Business and to operate the Business as it has been heretofore operated and conducted by Seller. No representation or warranty by Seller in any certificate or Schedule or Exhibit to be furnished by it pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of any material fact or omits or will omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

               3.23 "Bulk Sales" Notice. To the extent applicable, the Seller has taken all action necessary and appropriate to comply with the "Bulk Sales" laws of Montana and other states in which any of the Purchased Assets are located.

               3.24 Representations and Warranties True as of Closing Date. All of the representations and warranties of Seller contained herein will be true in all material respects on and as of the Closing Date.

               3.25    Employee Benefits.

                      (a) The Seller is not a party to or bound by any employment contract, collective bargaining agreement, or pension, bonus, profit-sharing, stock option, or other agreement or arrangement providing for employee remuneration or benefits.

                      (b) The Seller does not have any written or oral contract or commitments or liabilities to any labor organization or association of employees, and to the Seller's knowledge, after reasonable investigation, no negotiation with any such organization or association and no attempt, plan or threat to organize the employees of the Seller is pending, threatened or contemplated. There is no pending, or, to the Seller's knowledge, threatened labor dispute, strike, or work stoppage affecting the Seller's business.

                      (c) The Seller has complied in all material respects with all applicable laws for each of its respective employee benefit plans, including the provisions of the Employee Retirement Income Security Act ("ERISA") if and to the extent applicable. No reportable event (as defined in ERISA) has occurred and is continuing and there has been no "prohibited transaction" as defined in section 406 of ERISA. The Seller has not incurred any accumulated funding deficiency within the meaning of ERISA and the current value of the assets of any plans meets or exceeds the accrued benefits under each plan. To the Seller's knowledge, there are no threatened or pending claims by or on behalf of any such benefit plan, by or on behalf of any employee covered under any such plan, or otherwise involving any such benefit plan, that allege a breach of fiduciary duties or violation of other applicable state or federal law, nor is there, to the Seller's knowledge, any basis for such a claim.

                      (d) The Seller has not entered into any severance or similar arrangement with respect to any present or former employee that will result in any obligation, absolute or contingent, of Purchaser or the Seller to make any payment to any present or former employee following termination of employment.

                                   ARTICLE IV
              REPRESENTATION AND WARRANTIES OF PURCHASER AND FOODEX

               Purchaser and FoodEx represent and warrant to Seller as follows:

               4.01 Due Incorporation. FoodEx is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Montana.

               4.02 Corporate Authority. Each of Purchaser and FoodEx has all requisite corporate power and authority to own or lease its properties and to carry on its business as now being conducted.

               4.03 Authorization. Each of Purchaser and FoodEx has the corporate power and authority to enter into this Agreement, and the execution, delivery and performance of this Agreement have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by Purchaser and FoodEx, respectively, and constitutes the valid and binding obligations of Purchaser and FoodEx, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy laws and similar laws affecting creditors' rights generally.

               4.04 Effect of Agreement. The execution, delivery and performance by Purchaser and FoodEx, respectively, of this Agreement, and the consummation of the transactions herein contemplated, will not result in a breach of the terms of, or constitute a default under or violation of, any law or regulation of any governmental authority, nor will it result in a breach of the terms of, or constitute a default under or violation of, any provision of the Articles of Incorporation or Bylaws of Purchaser or FoodEx, or any agreement or instrument to which Purchaser or FoodEx is a party or by which either is bound or to which either is subject. No consent of any person not a party to this Agreement and no consent of any governmental authority is required to be obtained on the part of Purchaser or FoodEx to permit the consummation of the transactions contemplated by this Agreement.

               4.05 The Shares. The Shares, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and unassessable and will be issued in compliance with all applicable federal and state securities laws.

                                    ARTICLE V
                               COVENANTS OF SELLER

        Seller hereby covenants:

               5.01 Conduct of Business. From and after the execution and delivery of this Agreement and until the Closing Date or the termination of this Agreement, whichever shall first occur: (i) Seller will carry on its Business in substantially the same manner as it has been conducted; (ii) Seller shall not engage in any activities or transactions which shall be outside the ordinary course of its business operations without the prior written consent of Purchaser, which consent shall not be unreasonably withheld; (iii) Seller will use its best efforts to preserve the existing licenses, franchises, rights and privileges pertinent to the Business; and (iv) Seller will use its best efforts to preserve intact Seller's business organization and to preserve its goodwill and relationships with its suppliers, customers, employees and others with whom it deals.

               5.02 Name Change. Immediately after the Closing Date, Seller shall amend its Articles of Incorporation and take such other actions as are necessary to change its name from Centennial Foods, Inc. to CF Corporation.

               5.03 Third Party Consents. Seller shall use all reasonable efforts to assist Purchaser in obtaining the written consents and approvals of each person, organization or governmental authority whose consent or approval shall be required in order to permit Seller to transfer the Purchased Assets to Purchaser hereunder.

               5.04 Notice of Certain Adverse Changes, Defaults or Claims. Seller shall give prompt notice to Purchaser of any material adverse change to Seller's properties or business or any notice of default received by Seller subsequent to the date of this Agreement and prior to the Closing Date, under any instrument or agreement to which Seller is a party or by which any of Seller's properties are bound, or of the assertion of any claim which, if upheld, would render inaccurate any representation of Seller herein.

               5.05 Assistance in Transferring Assets and Business. Seller shall use its best efforts to assist Purchaser in planning for and accomplishing the orderly transition and transfer of the Purchased Assets to Purchaser as provided herein and shall take all steps as may be reasonably requested by Purchaser in furtherance thereof. Additionally, between the Effective Date and the Closing Date Seller will permit employees or other representatives of Purchaser to supervise and direct the employees, business and operations of the Business.

               5.06 Implementation of Representations and Warranties. Seller shall use its best efforts to render accurate as of the Closing Date its representations and warranties contained in this Agreement, and shall refrain from taking any action which would render inaccurate as of the Closing Date any of such representations or warranties.

               5.07 Communications. Between the date hereof and the Closing Date, Seller shall not furnish any communication to the public, including its customers, with respect to the transactions contemplated by this Agreement without the prior written approval of FoodEx as to the content thereof, which approval shall not be unreasonably withheld by FoodEx.

                                   ARTICLE VI
                             COVENANTS OF PURCHASER

               Purchaser hereby covenants:

               6.01 Third Party Consents. Purchaser shall use all reasonable efforts to assist Seller in obtaining the written consents and approvals of each person, organization or governmental authority whose consent or approval shall be required in order to permit Seller to transfer the Purchased Assets to Purchaser hereunder.

               6.02 Assistance in Transferring Assets and Business. Purchaser shall use its best efforts to assist Seller in planning for and accomplishing the orderly transition and transfer of the Purchased Assets to Purchaser as provided herein and shall take all steps as may be reasonably requested by Seller in furtherance thereof.

               6.03 Implementation of Representations and Warranties. Purchaser shall use reasonable efforts to render accurate as of the Closing Date its representations and warranties contained in this Agreement, and shall refrain from taking any action which would render inaccurate as of the Closing Date any of such representations or warranties.

               6.04 Communications. Between the date hereof and the Closing Date, neither Purchaser nor FoodEx shall not furnish any communication to the public, including customers of FoodEx, with respect to the transactions contemplated by this Agreement without the prior written approval of Seller as to the content thereof, which approval shall not be unreasonably withheld by Seller.

                                   ARTICLE VII
                       CONDITIONS TO OBLIGATIONS OF SELLER

               The obligations of Seller under this Agreement are, at the option of Seller, subject to the satisfaction at and prior to the Closing Date of the following conditions:

               7.01 Accuracy of Representations and Warranties. All of the representations and warranties made by Purchaser and FoodEx in this Agreement shall be true in all material respects as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date and each of Purchaser and FoodEx shall have delivered to Seller a certificate to such effect dated the Closing Date and signed by the President of each corporation.

               7.02 Fulfillment of Covenants. All of the terms, covenants and conditions of this Agreement to be complied with and performed by Purchaser and FoodEx at or before the Closing Date shall have been duly complied with and performed by Purchaser and FoodEx.

               7.03 Approval of Sale. This Asset Purchase Agreement and the sale of the Purchased Assets to Purchaser and FoodEx hereunder shall have been approved by the Board of Directors and shareholders of Seller in accordance with the applicable provisions of its Articles of Incorporation and Bylaws and the Idaho Corporations Code and any agreement to which Seller is a party. All other authorizations, consents and approvals of all federal, state and local governmental agencies and authorities required to be obtained in order to permit the consummation of the transactions contemplated by this Agreement shall have been obtained.

               7.04 No Litigation. There shall be no litigation pending which has been brought for the purpose of enjoining the purchase and sale of the Purchased Assets or any part thereof or any other transaction contemplated by this Agreement or which would have the effect, if successful, of imposing a material liability upon Seller or any of its officers or directors, because of such purchase and sale.

               7.05 Security Agreement. Purchaser shall have executed the Security Agreement.

               7.06 Employment Agreement. Purchaser and Ike Lynch shall have entered into an Employment Agreement in substantially the form attached hereto as Exhibit I (the "Employment Agreement").

               7.07 Shareholders Agreement. Foodex and Seller shall have entered into the Shareholders Agreement.

               7.08 Securities Act Exemption. The offering, sale and issuance of the Shares to be issued in conformity with the terms of the Agreement, constitute transactions exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the "Securities Act") pursuant to
Section 3(a)(10) of the Securities Act. Notwithstanding the foregoing, in the event that the offer, sale and issuance of the Shares is not exempt from registration pursuant to Section 3(a)(10) of the Securities Act, the Seller and Foodex shall enter into a registration rights agreement providing for one demand registration right on terms and conditions mutually acceptable to both parties and counsel.

               7.09 Legal Opinion. Seller shall have received from legal counsel for FoodEx a legal opinion in form and substance satisfactory to Seller and its counsel regarding certain matters set forth in Article IV.

               7.10 Secretary's Certificate. Each of Purchaser and FoodEx shall have delivered to Seller a Secretary's Certificate certifying as to each such corporation's Articles of Incorporation, Bylaws, officers' incumbency and certain board resolutions approving this Agreement and the transactions contemplated hereby.

               7.11 Approval of Documentation. The form and substance of all certificates, instruments, opinions and other documents delivered to Seller under this Agreement shall be satisfactory in all reasonable respects to Seller and its counsel.


                                  ARTICLE VIII
                CONDITIONS TO OBLIGATIONS OF PURCHASER AND FOODEX

               The obligations of Purchaser and FoodEx under this Agreement are, at the option of Purchaser and FoodEx, subject to the satisfaction at and prior to the Closing Date of the following conditions:

               8.01 Accuracy of Representations and Warranties. All of the representations and warranties made by Seller in this Agreement shall be true in all material respects as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date and Seller shall have delivered to Purchaser and FoodEx a certificate to such effect dated the Closing Date and signed by the President of Seller.

               8.02 Fulfillment of Covenants. All of the terms, covenants and conditions of this Agreement to be complied with and performed by Seller at or before the Closing Date shall have been duly complied with and performed.

               8.03  Approval of Sale.  The Board of Directors of Purchaser  and

FoodEx shall have approved this Asset Purchase Agreement and the sale of the Purchased Assets hereunder in accordance with the applicable provisions of each corporation's Articles of Incorporation and Bylaws, the Montana Corporations Code and the Nevada Corporations Code, respectively, and any agreement to which Purchaser or FoodEx is a party. All other authorizations, consents and approvals of all federal, state and local governmental agencies and authorities required to be obtained in order to permit the consummation of the transactions contemplated by this Agreement shall have been obtained.

               8.04 No Litigation. There shall be no litigation pending which has been brought for the purpose of enjoining the purchase and sale of the Purchased Assets or any part thereof or any other transaction contemplated by this Agreement or which would have the effect, if successful, of imposing a material liability upon Purchaser or FoodEx or any of their respective officers or directors, because of such purchase and sale.

               8.05 No Adverse Changes. The Business, properties or operations of Seller shall not have been adversely affected in any material way as the result of any fire, accident or other casualties or any labor disturbance or Act of God (whether or not covered by insurance) or by any litigation.

               8.06 Consents Obtained. Seller shall have delivered to Purchaser and FoodEx the written consent, approval or notification of each person or organization whose consent, approval or notification shall be required in order to permit Seller to consummate the transactions contemplated hereby or in order to avoid any breach or termination of any agreement included in the Purchased Assets.

               8.07 Shareholders Agreement. Foodex and Seller shall have entered into the Shareholders Agreement.

               8.08 Employment Agreement. Purchaser and Ike Lynch shall have entered into the Employment Agreement.

               8.09 Noncompetition Agreements. Each shareholder active in the management of Seller shall have entered into a Noncompetition, Nondisclosure and Nonsolicitation Agreement in substantially the form attached hereto as Exhibit J (the "Noncompetition Agreement").

               8.10 Proprietary Information and Employee Inventions Agreement. Each employee of Seller shall have entered into a Proprietary Information and Employee Inventions Agreement in substantially the form attached hereto as Exhibit K (the "Proprietary Information Agreement").

               8.11 Creditor Forbearance Agreements. Seller shall have delivered to Purchaser an original signed Forbearance Agreement from each entity or individual listed on Exhibit D attached hereto in form and substance satisfactory to Foodex and Purchaser.

               8.12 Title Insurance. Seller shall have delivered to Purchaser a CLTA title insurance policy from First American Title Company insuring the real property transferred by Seller to Purchaser, subject to such exceptions and exclusions as shall be reasonably acceptable to Purchaser.

               8.13 Legal Opinion. Purchaser and FoodEx shall have received from legal counsel for Seller a legal opinion in form and substance satisfactory to FoodEx and its counsel regarding certain matters set forth in Article III.

               8.14 Secretary's Certificate. Seller shall have delivered to FoodEx a Secretary's Certificate certifying as to such corporation's Articles of Incorporation, Bylaws, officers' incumbency and certain board resolutions approving this Agreement and the transactions contemplated hereby.

               8.15 Approval of Documentation. The form and substance of all certificates, instruments, opinions and other documents delivered to Purchaser or FoodEx under this Agreement shall be satisfactory in all reasonable respects to Purchaser, FoodEx and their counsel.

                                   ARTICLE IX
                                     CLOSING

               9.01 Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 1:00p.m. on March 19, 1997, or at such other time and date as may be mutually agreed upon in writing by the parties hereto (the time and date of closing as so determined being herein called the "Closing Date"). The Closing shall be held at the offices of Graham & James LLP, 400 Capitol Mall, Suite 2400, Sacramento, California or at such other place as the parties may agree upon in writing.

               9.02 Effective Date. Subject to the consummation of the Closing on the Closing Date, the Effective Date of the Closing for all purposes shall be January 1, 1997 (the "Effective Date").

               9.03 Instruments of Conveyance and Transfer. On the Closing Date, Seller shall deliver to Purchaser:

                      (a) Such bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of transfer, conveyance and assignment, in form satisfactory to Seller's counsel, as shall be effective to vest in Purchaser good title to the Purchased Assets to be transferred, conveyed, assigned and delivered hereunder, free and clear of all liens and encumbrances, except as provided in Section 2.01(b) hereof; and

                      (b) All of Seller's agreements, leases, contracts, insurance policies and vendor, supplier and customer purchase orders assigned to or assumed by Purchaser under this Agreement, with such assignments thereof and consents to the assignment thereof as may be reasonably necessary to assure Purchaser of the full benefits thereof.

               9.04 Instruments of Payment and Assumption. On the Closing Date:

                      (a) Purchaser shall deliver a share certificate to Seller in an amount of three hundred ten thousand (310,000) shares of common stock of FoodEx; and

                      (b) Purchaser shall deliver to Seller a certificate of assumption, in form satisfactory to counsel for Seller, evidencing Purchaser's assumption of liabilities and obligations of Seller pursuant to Section 2.01(b) hereof.

               9.05 Other Documents. Each party shall deliver to the other on the Closing Date such other documents, certificates, schedules, agreements and instruments called for by this Agreement at such time.

               9.06 Further Assurances of Seller. Seller shall from time to time at the request of Purchaser, and without further consideration, execute and deliver such instruments of transfer, conveyance and assignment in addition to those issued pursuant to Section 9.03 hereof, and take such other actions, as may be reasonably necessary to transfer, convey, assign to and vest in Purchaser and to put Purchaser in possession of, the Purchased Assets to be transferred, conveyed, assigned and delivered hereunder.

               9.07 Further Assurances of Purchaser. Purchaser shall from time to time at the request of Seller, and without further consideration, execute and deliver such instruments of assumption in addition to those issued pursuant to
Section 9.04 hereof, and take such other actions, as may be reasonably necessary to assume such obligations.

                                    ARTICLE X
                  TRANSFER OF PURCHASED ASSETS TO PURCHASER AND
                             POST-CLOSING OPERATIONS

               10.01 Conduct of Business, Generally. Upon completion of the Closing, Purchaser shall be deemed to be the owner and operator of the Business and the Purchased Assets from and after the Effective Date and shall be solely responsible and liable therefor and with respect thereto. From and after the Closing Date, Purchaser shall take possession of the Purchased Assets and shall manage and conduct the Business. Purchaser and FoodEx hereby agree to use their reasonable efforts to maintain the Business and the Purchased Assets in substantially the same physical condition as that which existed on the Closing Date, subject to normal wear and tear.

               10.02 Agency. Nothing in this Agreement shall constitute either party as the agent or representative of the other or authorize either party to bind or incur any obligation on behalf of the other, except as expressly stated herein or otherwise authorized in writing. The relationship of each party to the other in performing the services described in this Article X shall be that of an independent contractor.

                                   ARTICLE XI
                     SURVIVAL OF REPRESENTATIONS, WARRANTIES
                         AND COVENANTS; INDEMNIFICATION

               11.01 Survival. The representations, warranties and covenants of the parties contained in this Agreement or in any certificate or instrument delivered pursuant hereto shall survive the Closing Date.

               11.02   Indemnification.

                      (a) Seller agrees to indemnify, defend and hold Purchaser's and FoodEx's officers, directors, employees and attorneys, all affiliates (as defined in Rule 144 promulgated under the Securities Act of 1933, 17 CFR ss.230.144(a)), and the officers, directors, employees and attorneys of such affiliates and subsidiaries (all such persons and entities being collectively referred to as the "Purchaser Group") harmless from and against any and all losses, damages, costs and expenses, including attorneys' fees (any such loss, damage, cost or expense herein called a "Loss"), which Purchaser may at any time sustain or incur by reason of: (i) any inaccuracy or breach of any of the representations, warranties or covenants of Seller contained herein or in any certificate delivered pursuant thereto, or (ii) any claim or claims whether or not presently known to Seller, which arise in connection with the ownership or operation of the Business and the Purchased Assets, where the event which gives rise to such claim occurred prior to the Effective Date, or (iii) any claim or claims arising out of the failure of Seller to discharge any of its obligations pursuant to Section 2.04 hereof or any liability or obligation relating to the Purchased Assets and Business not assumed by Purchaser under section 2.01(b) hereof.

                      (b) Purchaser and FoodEx agree to indemnify and hold harmless Seller with respect to any Loss which it may at any time sustain or incur (i) by reason of any inaccuracy in or breach of any of the representations, warranties or covenants of Purchaser contained herein; (ii) arising out of Purchaser's failure to discharge the obligations and liabilities of Seller specifically assumed by Purchaser under section 2.01(b) hereof or
(iii) arising out of Purchaser's use of the Purchased Assets after the Closing Date. If any action in respect of which indemnity may be sought hereunder by a party hereto shall be brought against such party, the other party shall be entitled to participate in the defense thereof at its own expense and to settle any such action on such terms as it shall see fit so long as the party entitled to indemnification hereunder shall be released from any liability by reason of such settlement. In such event, the party required to provide indemnification shall receive full cooperation and access to all relevant and nonprivileged records.

                      (c) Seller acknowledges and agrees that Purchaser and FoodEx shall have the right to set off any claims for indemnification hereunder against any amounts owing under the Shareholders Agreement.

               11.03 Remedies. The indemnification provisions of Section 11.02 hereof shall not be deemed exclusive and shall not prejudice any other rights or remedies, at law or in equity, of any party under this Agreement with respect to any matter relating to the terms, provisions, covenants or conditions of this Agreement or any transaction contemplated hereby.


                                   ARTICLE XII
                           TERMINATION AND ABANDONMENT

               12.01 Termination by Purchaser. This Agreement may be terminated and the purchase and sale of the Purchased Assets abandoned at any time prior to the Closing Date by action of the Board of Directors of FoodEx upon written notice, specifying the basis for such termination, if: (i) in the good faith judgment of said Board of Directors, Seller shall have failed to comply in any material respect with any of their respective covenants or agreements contained in this Agreement or if any material representation or warranty of Seller contained in this Agreement shall have been materially inaccurate, or if any condition precedent to the obligations of Purchaser or FoodEx contained in this Agreement which must be satisfied according to its terms prior to the Closing shall not have been satisfied or is not capable of being satisfied; or (ii) there shall have been any material adverse change in either the business or financial condition of the Business after the date of this Agreement.

               12.02 Termination by Seller. This Agreement may be terminated, and the purchase and sale of the Purchased Assets abandoned, at any time prior to the Closing Date by action of the Board of Directors of Seller upon written notice, specifying the basis for such termination, if in the good faith judgment of said Board of Directors, FoodEx or Purchaser shall have failed to comply in any material respect with any of their respective covenants or agreements contained in this Agreement, or if any material representation or warranty of Purchaser or FoodEx contained in this Agreement shall have been materially inaccurate, or if any condition precedent to Seller's obligations contained in this Agreement which must be satisfied according to its terms prior to the Closing shall not have been satisfied or is not capable of being satisfied.

               12.03 Mutual Consent. This Agreement may be terminated, and the purchase and sale of the Purchased Assets abandoned, at any time before the Closing Date, by mutual consent of FoodEx and Seller expressed by action of their respective Boards of Directors.

               12.04 Effect of Termination. Upon any permitted termination pursuant to the provision of this Article XII, both parties shall be relieved of all further obligations under this Agreement.


                                  ARTICLE XIII
                               PAYMENT OF EXPENSES

               13.1 Expenses. The parties shall each pay their own legal and accounting fees and other out-of-pocket expenses incurred incident to the preparation and carrying out of this Agreement and the transactions herein contemplated.

               13.2 Brokers. Seller and FoodEx represent that they have dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement and insofar as they know, no broker or other person besides is entitled to any commission or finder's fee in connection with any such transaction. Each party agrees to indemnify and hold the other party harmless against any loss, liability, damage, cost or expense incurred by reason of any brokerage commission or finder's fee found to be payable because of any act, omission or statement of the indemnifying party.


                                   ARTICLE XIV

                               GENERAL PROVISIONS

               14.01 Notices. Any notice, request, instruction or other document to be given hereunder by either party to the other shall be in writing and effective when delivered personally or sent by first class mail, postage prepaid, as follows:

               TO:                    Food Extrusion, Inc.
                                      1241 Hawk's Flight Court
                                      El Dorado Hills, CA  95672
                                      Attention: President

                                      With a copy to:

                                      Graham & James LLP
                                      400 Capitol Mall, Suite 2400
                                      Sacramento, CA  95814
                                      Attention: Gilles S. Attia, Esq.


               TO:                    Centennial Foods, Inc.
                                      2400 Airport Road
                                      Dillon, MT  59725
                                      Attention:  President

                                      With a copy to:

                                      Lukins & Annis, P.S.
                                      1600 Washington Trust Financial Center
                                      715 West Sprague Avenue
                                      Spokane, WA  99204
                                      Attention:  Jody K. Hamilton

or to such other addresses or other persons as may be designated in writing by either of the parties, by notice given as aforesaid.

               14.02 Headings. The headings of the several sections of this Agreement are inserted for the convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

               14.03 Counterparts. This Agreement may be executed in one or more counterparts, and when so executed each counterpart shall be deemed to be an original, and said counterparts together shall constitute one and the same instrument.

               14.04 Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties hereto. Neither party may assign or transfer any rights or obligations under this Agreement, without the written consent of the other party, which consent shall not be withheld unreasonably.

               14.05 Waiver. FoodEx and Seller, may, by written notice to the other: (i) waive any of the conditions to its obligations hereunder or extend the time for the performance of any of the obligations or actions of the other;
(ii) waive any inaccuracies in the representations of the other contained in this Agreement or in any documents delivered pursuant to this Agreement; (iii) waive compliance with any of the covenants of the other contained in this Agreement; or (iv) waive or modify performance of any of the obligations of the other. No action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, condition or agreement contained herein. Waiver of the breach of any one or more provisions of this Agreement shall not be deemed or construed to be a waiver of other breaches or subsequent breaches of the same provisions.

               14.06 Entire Agreement. This Agreement and the Schedules and Exhibits hereto constitute the entire agreement between the parties pertaining to the subject matter contained herein and supersede all prior and contemporaneous negotiations, agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by the party sought to be bound.

               14.08 Applicable Law; Forum Selection. This Agreement shall be governed by the laws of the State of California. Any controversy or dispute arising out of this Agreement shall be brought in any state or federal court located within Sacramento County of the State of California. Each party hereto consents to the jurisdiction of any state or federal court located within Sacramento County of the State of California and waives personal service of any and all process upon it and consents that all such service of process be made by certified mail directed to such party at the address set forth in Section 15.01 herein.

               14.09 Severability. Should any provision of this Agreement be determined to be invalid, it shall be severed from this Agreement and the remaining provisions of the Agreement shall remain in full force and effect.

               WITNESS the due execution of this Agreement by the parties hereto as of the date first set forth above.

                                             FOOD EXTRUSION, INC.



                                             By:/s/D.L. McPeak
                                                --------------------
                                             Name:  Daniel L. McPeak
                                             Title: Chief Executive Officer

                                             FOOD EXTRUSION MONTANA, INC.



                                             By:/s/Todd Crow
                                                --------------
                                             Name:  Todd Crow
                                             Title: Chief Financial Officer



                                             CENTENNIAL FOODS, INC.



                                             By:/s/Ike Lynch
                                                ------------
                                             Name:  Ike Lynch
                                             Title: President and
                                                  Chief Executive Officer

                                    EXHIBIT A


                                PURCHASED ASSETS

                                    EXHIBIT A

                                PURCHASED ASSETS

                                                                    OFFICE       LAB
                            PURCHASE                  PLANT AND     EQUIPMENT/   EQUIPMENT/
DESCRIPTION                 AMOUNT         LAND       EQUIPMENT     FURNISHINGS  FURNISHINGS
--------------------------- -------------  --------- -------------  -----------  -----------
Land - 133 Acres                $5,000.00  $5,000.00
Process Building              $238,433.09              $238,433.09
Centrifuges                   $157,711.62              $157,711.62
Boilers                        $49,065.84               $49,065.84
Storage Bins                    $8,761.76                $8,761.76
Electrical Equipment          $109,644.24              $109.644.24
Grain Cleaning Equipment       $10,413.60               $10,413.60
Miscellaneous Equipment           $378.07                  $378.07
Alcohol Plant Building        $110,199.48              $110,199.48
Original Purchase Equipment   $303,902.37              $303,902.37
Dorrclone Machinery               $445.22                  $445.22
Centrifuge                    $355,544.64              $355,544.64
Drum Dryers                   $103,755.09              $103,755.09


                                                                    OFFICE       LAB
                            PURCHASE                  PLANT AND     EQUIPMENT/   EQUIPMENT/
DESCRIPTION                 AMOUNT         LAND       EQUIPMENT     FURNISHINGS  FURNISHINGS
--------------------------- -------------  --------- -------------  -----------  -----------
Packaging Machine              $22,391.55               $22,391.55
Process Tanks                  $56,438.86               $56,438.86
Process Tank Foundation        $18,409.94               $18,409.94
Evaporator Equipment           $22,039.90               $22,039.90
Eriolato                       $10,514.11               $10,514.11
Pumps                           $4,749.78                $4,749.78
Sweco Screens                  $29,465.79               $29,465.79
Conveyors                         $890.19                  $890.19
Centrifuge                    $271,263.99              $271,263.99
Piping                         $18,949.72               $18,949.72
Grain Bin                       $3,471.78                $3,471.78
Grain Cleaners                $120,060.39              $120,060.39
Augers                         $10,157.66               $10,157.66
Air Lift System                 $8,852.51                $8,852.51
Boiler                          $6,826.85                $6,826.85
Fitzmill                          $865.05                  $865.05
Storage Bins                    $4,126.96                $4,126.96


                                                                    OFFICE       LAB
                            PURCHASE                  PLANT AND     EQUIPMENT/   EQUIPMENT/
DESCRIPTION                 AMOUNT         LAND       EQUIPMENT     FURNISHINGS  FURNISHINGS
--------------------------- -------------  --------- -------------  -----------  -----------
Auger Hopper                    $3,673.32                $3,673.32
Conveyor System               $101,530.46              $101,530.46
Toshiba Motor                   $4,999.83                $4,999.83
Air Cleaner                       $628.57                  $628.57
Air Lift System                $10,688.47               $10,688.47
Augers                         $42,387.80               $42,387.80
Boiler Pump                     $2,880.87                $2,880.87
Piping Equipment                $6,891.61                $6,891.61
Storage Bins                   $19,409.60               $19,409.60
Auger Mixer                     $2,938.65                $2,938.65
Rotometer                       $8,404.55                $8,404.55
Toshiba Motor                   $2,309.93                $2,309.93
Boiler and Shop Building       $16,256.76               $16,256.76
Boiler                         $34,055.05               $34,055.05
Stainless Steel Auger           $4,407.98                $4,407.98
Storage Bin                        $72.37                   $72.37
Augers                          $3,753.36                $3,753.36


                                                                    OFFICE       LAB
                            PURCHASE                  PLANT AND     EQUIPMENT/   EQUIPMENT/
DESCRIPTION                 AMOUNT         LAND       EQUIPMENT     FURNISHINGS  FURNISHINGS
--------------------------- -------------  --------- -------------  -----------  -----------
Piping Equipment                  $635.05                  $635.05
Centrifuge                      $3,504.70                $3,504.70
Jacobsen Hammermill             $3,673.32                $3,673.32
Title Fees                      $3,985.00                $3,985.00
IBM Wheelwriter                   $795.00                               $795.00
Sharp Calculator                   $89.50                                $89.50
Forklift                       $11,619.75               $11,619.75
Telephone System                $3,009.30                             $3,009.30
Telephone Switch                  $617.00                               $617.00
Desks                           $1,950.60                             $1,950.60
Credenza                          $894.10                               $894.10
Chair Mat                         $137.65                               $137.65
Chairs                          $1,137.40                             $1,137.40
Software                        $2,176.00                             $2,176.00
Pump - Starch Lab               $1,500.00                                          $1,500.00
Centrico Bearing Assembly         $677.40                                            $677.40
Oatrim Ar Conveying System      $9,500.00                $9,500.00


                                                                    OFFICE       LAB
                            PURCHASE                  PLANT AND     EQUIPMENT/   EQUIPMENT/
DESCRIPTION                 AMOUNT         LAND       EQUIPMENT     FURNISHINGS  FURNISHINGS
--------------------------- -------------  --------- -------------  -----------  -----------
7-1/2 HP U.S. Motor TEFC          $225.00                  $225.00
Venting                           $470.00                  $470.00
Fan                             $1,796.00                $1,796.00
Sparling Tigermag Model FM625   $6,373.00                $6,373.00
Double Drum Rolls              $21,600.00               $21,600.00
Facility Welding                  $492.00                  $492.00
Starch Slurry - Myno Pump       $5,771.00                $5,771.00
Electrode/Analyzer              $1,892.52                $1,892.52
Conference Table                $1,230.00                             $1,230.00
Impeller/Stand                    $232.27                  $232.27
Conference Side Table              $99.95                                $99.95
Nat'l Gas Make-Up Air Unit     $20,965.02               $20,965.02
Viscometer/Water Bath           $3,804.75                                          $3,804.75
Over/Lab Equipment              $2,520.99                                          $2,520.99
Valve MK80                        $896.31                  $896.31
Mixer                           $3,080.70                                          $3,080.70
Muffle Furnace                    $850.00                  $850.00


                                                                    OFFICE       LAB
                            PURCHASE                  PLANT AND     EQUIPMENT/   EQUIPMENT/
DESCRIPTION                 AMOUNT         LAND       EQUIPMENT     FURNISHINGS  FURNISHINGS
--------------------------- -------------  --------- -------------  -----------  -----------
Controllers                     $4,060.52                $4,060.52
Piping Equipment                $6,000.00                $6,000.00
Supply Register/Elect.Equip     $4,262.12                $4,262.12
Answering Machine                  $79.99                                $79.99
Chroma Meter                    $6,121.75                                          $6,121.75
Deslecator                        $231.75                                            $231.75
LMI Pump/Piping Equipment       $3,897.44                $3,897.44
Vaccum Pumps                    $5,500.00                $5,500.00
Ramp                            $1,500.00                $1,500.00
Piping Equipment                $2,624.63                $2,624.63
Ramp                            $2.087.00                $2.087.00
Electronic Balance              $1,012.67                $1,012.67
Powdered Material Attachment      $245.71                  $245.71
Van Guard Motor                   $399.00                  $399.00
IEC Clinical Centrifuge           $400.00                  $400.00
Stator/Roter Pump                 $987.15                  $987.15
Plant Piping Equipment          $3,787.26                $3,787.26


                                                                    OFFICE       LAB
                            PURCHASE                  PLANT AND     EQUIPMENT/   EQUIPMENT/
DESCRIPTION                 AMOUNT         LAND       EQUIPMENT     FURNISHINGS  FURNISHINGS
--------------------------- -------------  --------- -------------  -----------  -----------
SSP System                      $3,519.43                $3,519.43
Building Material               $1,359.76                $1,359.76
U.S. Gear Motor                   $694.62                  $694.62
Dock To Truck Plate               $547.47                  $547.47
Jet Drill Press                   $110.00                  $110.00
Split Body Control Valve        $3,095.00                $3,095.00
Building Equipment                $400.47                  $400.47
Lab Equipment                     $910.99                                            $910.99
File Cabinet                      $190.18                                            $190.99
Dietary Fiber Kit                 $188.66                                            $188.66
Cooking Loop                    $8,212.64                $8,212.64
Starter Motor                     $115.17                                            $115.17
Centrifuge Bearing Assembly     $3,850.00                $3,850.00
Heat Sealing Equipment          $1,015.35                $1,015.35
Miscellaneous Construction        $256.00                  $256.00
Capital Wages (Jan-Jul)       $102,079.10              $102,079.10
Capital P/R Taxes (Jan-Jul)    $10,625.41               $10,625.41



                                                                    OFFICE       LAB
                            PURCHASE                  PLANT AND     EQUIPMENT/   EQUIPMENT/
DESCRIPTION                 AMOUNT         LAND       EQUIPMENT     FURNISHINGS  FURNISHINGS
--------------------------- -------------  --------- -------------  -----------  -----------
Capital Wages (August)         $11,170.80               $11,170.80
Drum Dryer Building Equip       $8,382.75                $8,382.75
Lab Equipment                     $191.12                                            $191.12
Wheel Barrel                       $92.00                   $92.00
Drum Dryer Building Ditch         $150.00                  $150.00
Lab Tables                        $230.00                                            $230.00
Drum Dryer Foundation           $1,232.25                $1,232.25
Lab Centrifuge/Equipment        $6,100.00                                          $6,100.00
Set Up Lab Equipment            $2,892.24                                          $2,892.24
Drum Dryer Parts                $2,856.11                $2,856.11
HT-Proteotytic L-175              $302.75                                            $302.75
Lab Equipment                     $299.62                                            $299.62
Tri Clamp                         $347.75                  $347.75
Used Table                         $35.00                                             $35.00
11CW-HSE XUK361 30A600V           $709.20                  $709.20
Foundation for DD Building        $124.88                  $124.88
New DD Dryer Building             $582.40                  $582.40



                                                                    OFFICE       LAB
                            PURCHASE                  PLANT AND     EQUIPMENT/   EQUIPMENT/
DESCRIPTION                 AMOUNT         LAND       EQUIPMENT     FURNISHINGS  FURNISHINGS
--------------------------- -------------  --------- -------------  -----------  -----------
Capital Wages (September)       $6,669.34                $6,669.34
Capital P/R Taxes (September)   $4,086.21                $4,086.21
Mixing Pots for Lab                $25.68                                             $25.68
DD Building Parts                  $48.00                   $48.00
Digital Thermometer               $168.24                                            $168.24
Table                              $25.00                                             $25.00
A&D Balance                     $1,124.01                                          $1,124.01
DD Building Parts                 $704.85                  $704.85
Knife Temperature Tool            $582.00                  $582.00
DD Varidrive                    $4,030.00                $4,030.00
Baghouse Installation           $1,432.00                $1,432.00
Electric Balance/Tubes          $1,693.51                                          $1,693.51
Teleurite Enrich/Flaggelar        $598.14                                            $598.14
Meter/Water Bath                  $530.00                                            $530.00
Varidrive-15HP                  $4,550.00                $4,550.00
Exhaust Ducting Roof            $6,231.00                $6,231.00
Mikio Pulsaire Collector        $3,300.00                $3,300.00
Refrigerator                      $100.00                                            $100.00


                                                                    OFFICE       LAB
                            PURCHASE                 PLANT AND      EQUIPMENT/   EQUIPMENT/
DESCRIPTION                 AMOUNT         LAND      EQUIPMENT      FURNISHINGS  FURNISHINGS
--------------------------- -------------  --------- -------------  -----------  -----------
Double Drum Dryer              $16,551.76               $16,551.76
Drum Dryer Building Parts       $1,403.84                $1,403.84
Drum Dryer End Frames             $884.00                  $884.00
Stearm Trap Ventilation         $1,802.00                $1,802.00
New Drum Dryer Drive            $4,520.79                $4,520.79
32RPM Auto/Manual Pump          $1,162.55                $1,162.55
Detech Dryer                    $2,039.62                $2,039.62
415-480 Vac Eclipse             $3,761.25                $3,761.25
Ricoh Fax Machine               $1,314.70                            $1,314.70
Moyno 1,2 Pump                  $1,250.00                $1,250.00
Kieldah, Rapid Dist. Unit       $3,185.65                                          $3,185.65
Metal Detector                 $13,680.00               $13,680.00
Computer/Printer                $1,748.49                $1,748.49
Xerox Machine                   $2,000.00                            $2,000.00
                            -------------  --------- -------------  -----------  -----------
                            $2,754,737.52  $5,000.00 $2,697,363.03  $15,531.19    $38,843.30


                                    EXHIBIT B


                                 EXCLUDED ASSETS

                                    EXHIBIT B

                       EXCLUDED ASSETS (Revised 12/18/96)

Office Computer/Programs

Office Printer

Office Pictures

Office Fax Table

Beta Glucan Pilot Plant Equipment

Bird 6" Centrifuge OBS139-F501

Day Roball Screener 18 x 36 76338

ATM 12" solid basket 50-1181

Westfalia LWA205 Centrifuge 1601991

Reliance Mixer T156H1020M-SF

Leghtnin Mixer C2 532691

Ohmite Mixer 49220

Groew Kettle 25072

1-20 Gallon Stainless Tank with Stand

All Beta Glucan Technology, Licenses, Patents, Rights, Contacts, Contracts, Know How, Marketing Materials and Files associated with the production or sales of Beta Glucan from cereal grains.

All cash and receivables held by CFI at closing.

All existing CFI bank accounts, Federal and State Tax ID Numbers.

All CFI Corporate documents involving board and shareholder meeting minutes, shareholder records, shareholder certificate book and corporate seal.

                                    EXHIBIT C


                             SHAREHOLDERS AGREEMENT

                                    EXHIBIT D

                               ASSUMED LIABILITIES

                                    EXHIBIT D

                               ASSUMED LIABILITIES


                                                                                           AGREED       NO INTEREST
                                                 ORIGINAL                  BALANCE        CREDITOR      OR PRINCIPAL
CREDITORS                                          DEBT       INTEREST       DUE          BUY DOWN      TO 11/01/98
---------                                       ----------    --------    ----------     ----------     -----------
Beaverhead Property Tax                            $65,000    5/6 of 1%      $65,000        $65,000         No
(CFI will pay as Accounts Payable)                            per month
Ike Lynch                                         $500,000        0%        $500,000       $100,000         Yes
Montana Dept. of Environmental Quality            $214,880        7%         $97,225        $30,886         Yes
Seafirst Note (Company 19)                      $1,184,000        5%        $918,693       $516,109         Yes
Montana CDBG                                      $780,000        5%        $604,081       $368,999         Yes
Convertable Note (CFI Shareholders)               $176,366        7%        $176,366       $176,366         Yes
Harrington/Myers                                   $68,000        7%         $35,028         $6,286         Yes
REA (CFI will make payments)                       $50,000        7%         $26,389        $26,389         No
Idaho Forest Industries                            $30,000        7%         $30,000        $30,000         Yes
                                                ----------                ----------     ----------
                                                $3,068,246                $2,452,782     $1,320,035


                                    EXHIBIT E


                               SECURITY AGREEMENT

                                    EXHIBIT F


                              EXCLUDED LIABILITIES


               All liabilities not specifically listed on Exhibit D of this Asset Purchase Agreement.

                                    EXHIBIT G


                               DISCLOSURE SCHEDULE

                                    EXHIBIT G

                               DISCLOSURE SCHEDULE

Exceptions to item 3.25 of the Asset Purchase Agreement are disclosed as follows:

        1) Centennial Foods, Inc. has in place a non-union agreement with its employees that identifies hourly rates and vacation benefits. FoodEx Montana will continue to offer the same rates and vacation benefits to its employees.

        2) Centennial Foods, Inc., has in place a 401(K) plan for its employees which will be sponsored and continued by FoodEx Montana.

        3) Centennial Foods, Inc. has in place a health insurance plan for its employees which will be sponsored and continued by FoodEx Montana.

                                    EXHIBIT H


                               MATERIAL CONTRACTS

                                    EXHIBIT H

        LIST OF MATERIAL CONTRACTS

1.      Employment Agreement between Ike Lynch and Centennial Foods, Inc.

2. Loan Agreements between Montana Department of Natural Resources and Conservation and Harrington Company (REL85-4032) and REL86-4036).

3. Agreement between Harrington Company and Centennial Foods, Inc. and Montana Department of Natural Resources and Conservation and Agreement to amend.

4.      Convertible Note Agreements.

5. Commercial/Agricultural Revolving or Draw Note - Fixed Rate between Centennial Foods, Inc. and Robert Meyers.

6. Commercial/Agricultural Revolving or Draw Note - Fixed Rate between Centennial Foods, Inc. and Don Harrington.

7.      Loan Agreement between Centennial Foods, Inc. and Seattle-First National
        Bank.

8. Assignment of Subordination Agreement and Business Loan and Credit Agreement between Seattle-First National Bank and Company 19 General Partnership.

9. Renewal of Note letter dated March 22, 1993 from Seattle-First National Bank to Centennial Foods, Inc.

10.     Loan  Agreement   between   Centennial  Foods,  Inc.  and  Idaho  Forest
        Industries.

11. Mortgage between Centennial Foods, Inc. and the State of Montana, Department of Commerce.

12.     Loan Agreement between Centennial Foods, Inc. and Beaverhead County.

13.     Amendment to Agreement  between  Centennial  Foods,  Inc. and Beaverhead
        County.

14. Second Amendment to Agreement between Centennial Foods, Inc. and Beaverhead County.

15.     Promissory Note in favor of Beaverhead County.

16. Promissory Notes in favor of Vigilante Electric Cooperative, Inc. dated November 5, 1990 and April 10, 1992.

17.     Security Agreement between Centennial Foods, Inc. and State of Montana.

18.     Subordination  Agreements  from  Harrington,  Meyers,  State of  Montana
        (Agricultural Council), Beaverhead County, Vigilante and Ike Lynch to Seattle-First National Bank.

19. Commercial Security Agreement between Seattle-First National Bank and Centennial.

20. Business Loan and Credit Agreement between Seattle-First National Bank and Centennial.

21. Loan Modification Agreement between Seattle-First National Bank and Centennial.

22.     Contract  between  Centennial  and Heinz North America dated December 6,
        1996.

                                    EXHIBIT I


                              EMPLOYMENT AGREEMENT

                                    EXHIBIT J

           NONCOMPETITION, NONDISCLOSURE AND NONSOLICITATION AGREEMENT


        This Noncompetition, Nondisclosure and Nonsolicitation Agreement is made as of the 19th day of March, 1997 between Ike Lynch an individual ("Shareholder"), Food Extrusion, Inc., a Nevada corporation ("Foodex") and Food Extrusion Montana, Inc., a Montana corporation and a wholly-owned subsidiary of Foodex ("Purchaser" and, together with Foodex, the "Company").


                                    RECITALS

        A. Shareholder owns shares of Common Stock of Centennial Foods, Inc., an Idaho corporation ("Centennial") the Company.

        B. Foodex, Purchaser and Centennial have entered into that certain Asset Purchase Agreement dated as of January 2, 1997 (the "Purchase Agreement") which provides for the sale of certain assets of Centennial to the Company and the assumption of certain liabilities of Centennial by the Company.

        C. The parties hereto agree that the Company has paid good and valuable consideration for the purchase of the Assets pursuant to the terms of the Purchase Agreement.

        D. The parties further agree that this Agreement is reasonable and necessary to protect the value of the goodwill and the proprietary information of the business being transferred by Centennial to the Company.

                                    AGREEMENT

        NOW, THEREFORE, in consideration of the mutual promises herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

        1.     Covenant Not to Compete.

               (a) In connection with the transactions contemplated by the Purchase Agreement, Shareholder hereby agrees that he shall not, either directly or indirectly, carry on or engage in as an owner, manager, operator, employee, salesman, agent, consultant, or other participant, any business similar to that presently conducted by the Company, including, but not limited to, any business involving (i) any commercial application involving rice bran or (ii) commercialization involving chemical or mechanical manipulation of rice bran after it is separated from the rice kernel (collectively, the "Business") in any of the counties in the fifty United States or any other country for as long as the Company, or any person deriving title to the goodwill of the Company, carries on the Company's Business in substantially the manner as shall be conducted by the Company after the closing for the transactions contemplated by the Purchase Agreement.

               (b) The covenant not to compete in this Section 1 is intended as a separate covenant with respect to each county set forth above. If any one of the covenants in this Section 1 is declared invalid for any reason, such ruling shall not affect the validity of the remaining covenants. The other covenants in this covenant not to compete shall remain in effect as if this Agreement has been executed without the invalid covenants. The parties hereby covenant and agree that they intend that the remaining covenants of this Section 1 shall continue to be enforceable without any covenants that have been declared invalid.

        2. Non-Solicitation of Customers. Shareholder agrees that he shall not, on behalf of himself or on behalf of any other individual, association or entity, directly or indirectly, as an agent or otherwise, in any other manner solicit, influence or encourage any customers of the Company to take away or to divert or direct its business from the Company to any other person or entity by or with which Shareholder is employed, associated, affiliated or otherwise related.

        3. Noninterference with Employees. Shareholder agrees that he will not, directly or indirectly, encourage, induce or entice any employee of the Company to leave the employment of the Company.

        4. Proprietary and Confidential Information. Shareholder has had access to proprietary information with respect to the Company's business including, but not limited to operating records, accounting records, maintenance records and other proprietary data and trade secrets relating to the services, customers, sales or business affairs of the Company's business (collectively, "Confidential Information"). Shareholder agrees to keep all such Confidential Information in confidence during the term of this Agreement and at anytime thereafter and shall not disclose any of such Confidential Information to any other person, except to the extent such disclosure is (i) required by applicable law, (ii) lawfully obtainable from other sources or (iii) authorized in writing by the Company.

        5. Termination. This Agreement shall terminate on the earlier of (i) one
(1) year after any termination for cause as set forth in Section 5.2 of that certain Employment Agreement dated March 19, 1997 by and between Foodex and Shareholder (the "Employment Agreement"), (ii) upon any termination without cause pursuant to the Employment Agreement or (iii) upon any event of default and foreclosure of collateral pursuant to that certain Security Agreement dated as of March 19, 1997 by and between Purchaser and Centennial Foods, Inc.

        6.     Miscellaneous.

               (a) Governing Law. This Agreement shall be construed under and governed by the laws of the State of California. Any action brought by any party in any court, whether Federal or State, shall be brought in Sacramento County, State of California and the parties hereby waive all questions of personal intended as a jurisdiction or venue for the purposes of carrying out this provision.

               (b) Notices. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if mailed by certified express mail or delivered by Federal Express or other nationally recognized carrier guaranteeing overnight delivery:

               TO FOODEX
               OR PURCHASER:                 Food Extrusion, Inc.
                                             1241 Hawk's Flight Court
                                             El Dorado Hills, CA 95672
                                             Attention:  President

               with a copy to:Graham & James LLP
                                             400 Capital Mall
                                             Suite 2400
                                             Sacramento, CA 95814
                                             Attention: Gilles Attia, Esq.


               TO SHAREHOLDER:               Ike Lynch
                                             Food Extrusion Montana, Inc.
                                             2400 Airport Road
                                             Dillon, MT  59725


               (c) Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes any prior agreements, undertakings, commitments and practices regarding such subject matter.

               (d) Amendment. No amendment or modification of the terms of this Agreement shall be valid unless made in writing and duly executed by both parties.

               (e) Assignment. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, "successor" and "assignee" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock or assets of the Company. The obligations and duties of Shareholder hereunder are personal and otherwise not assignable.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth above.

                                             "FOODEX"

                                             FOOD EXTRUSION, INC.,


                                             By:
                                                ---------------------------
                                             Name:   Daniel L. McPeak
                                             Title: Chief Executive Officer


                                             "PURCHASER"

                                             FOOD EXTRUSION MONTANA, INC.


                                             By:
                                                ---------------------------
                                             Name:  Todd Crow
                                             Title:  Chief Financial Officer




                                             "SHAREHOLDER"


                                             -----------------------------------
                                             Signature


                                             -----------------------------------
                                             Please print name

                                    EXHIBIT K

            PROPRIETARY INFORMATION AND EMPLOYEE INVENTIONS AGREEMENT

                      PROPRIETARY INFORMATION AND EMPLOYEE
                              INVENTIONS AGREEMENT

               IT IS AGREED as of March 19, 1997 by and between Food Extrusion, Inc., a Nevada corporation ("Foodex") and Food Extrusion Montana, Inc., a Montana corporation and a wholly-owned subsidiary of Foodex ("Newco" and, together, with Foodex, the "Company") and Ike Lynch (hereinafter "Employee"), as follows:

               1. Employment. The Company has hired Employee to work in the position of President. Employee acknowledges that, as a part of his employment with the Company, Employee may be expected to create inventions and/or ideas of value to the Company and that Employee will have access to certain information concerning the Company and its business which the Company protects against unauthorized disclosure to others.

               2. Confidential Information of Others. Employee represents to the Company that Employee does not have in Employee's possession any confidential or proprietary documents belonging to others, and represents and agrees that he will not use, disclose to the Company, or induce the Company to use, such documents or any proprietary information of others during the period of his employment. Employee represents and warrants that employment by the Company will not require Employee to violate any obligation to or confidence with another.

               3. Definition of Subsidiary. As used herein, the term "Subsidiary" means any corporation in which not less than 50% of the outstanding capital stock having voting power to elect a majority of its Board of Directors is owned, directly or indirectly, by the Company.

               4. Definition of Proprietary Information. As used herein, the term "Proprietary Information" refers to any and all information of a confidential, proprietary, or secret nature which is or may be either applicable to, or related in any way to (i) the business, present or future, of the Company or any Subsidiary, (ii) the research and development or investigations of the Company or any Subsidiary, or (iii) the business of any customer of the Company or of any Subsidiary. Proprietary Information includes, for example and without limitation, trade secrets (as defined by California Civil Code ss. 3426), processes, formulas, data, know-how, improvements, inventions, techniques, marketing plans and strategies, and information concerning customers or vendors.

               5. Proprietary Information to be Kept in Confidence. Employee acknowledges that the Proprietary Information is a special, valuable and unique asset of the Company, and Employee agrees at all times during the period of his employment and thereafter to keep in confidence and trust all Proprietary Information. Employee agrees that during the period of his employment with the Company, and thereafter, Employee will not directly or indirectly use the Proprietary Information other than in the course of performing his duties as an employee of the Company, nor will Employee directly or indirectly disclose any Proprietary Information or anything relating thereto to any person or entity, except in the course of performing his duties as an employee of the Company and with the consent of the Company. Employee will abide by the Company's policies and regulations, as established from time to time, for the protection of its Proprietary Information.

               6. Other Employment. Employee agrees that during the period of his employment by the Company, Employee will not, without the Company's prior written consent, directly or indirectly engage in any employment, consulting or activity other than for the Company relating to any line of business in which the Company is now or at such time is engaged, or which would otherwise conflict with Employee's employment obligations to the Company.

               7. Not Employment Contract. Nothing in this Agreement shall confer upon Employee any right to continue in the employ of the Company or shall interfere with or restrict in any way the rights of Employee or the Company, which are hereby expressly reserved, to terminate Employee's employment at any time for any reason whatsoever, with or without cause, subject to the provisions of applicable law. This is not an employment contract.

               8. Return of Materials at Termination. In the event of any termination of his employment, whether or not for cause and whatever the reason, Employee will promptly deliver to the Company, or any Subsidiary designated by it, all documents, data, records and other information pertaining to his employment. Employee shall not take any documents or data, or any reproduction or excerpt of any documents or data, containing or pertaining to any Proprietary Information upon leaving the Company.

               9. Disclosure to Company; Inventions as Sole Property of Company.

               (a) Employee agrees promptly to disclose to the Company any and all inventions, discoveries, improvements, trade secrets, formulas, techniques, processes, and know-how, whether or not subject to patent, trademark, copyright, trade secret or mask work protection and whether or not reduced to practice, conceived or learned by the Employee (i) prior to Employee's employment with the Company, but excluding beta gluten processing proprietary information and (ii) during employment with the Company, either alone or jointly with others, which relate to or result from the actual or anticipated business, work, research or investigations of the Company or any Subsidiary, or which result, to any extent, from use of the Company's premises or property (hereinafter collectively referred to as the "Inventions").

               (b) Employee acknowledges and agrees that all the Inventions shall be the sole property of the Company or any other entity designated by it, and Employee hereby assigns to the Company his entire right and interest in and to all the Inventions; provided, however, that such assignment does not apply to any Invention made during Employee's employment with the Company which qualifies fully under the provisions of Section 2870 of the California Labor Code, which are set forth in Exhibit A attached hereto. The Company or any other entity designated by it shall be the sole owner of all domestic and foreign rights pertaining to the Inventions. Employee further agrees as to all the Inventions to assist the Company in every way (at the Company's expense) to obtain and from time to time enforce patents on the Inventions in any and all countries. To that end, by way of illustration but not limitation, Employee will testify in any suit or other proceeding involving any of the Inventions, execute all documents which the Company reasonably determines to be necessary or convenient for use in applying for and obtaining patents thereon and enforcing same, and execute all necessary assignments thereof to the Company or persons designated by it. Employee's obligation to assist the Company in obtaining and enforcing patents for the Inventions shall continue beyond the termination of his employment with the Company, but the Company shall compensate Employee at a reasonable rate after such termination for the time actually spent by Employee at the Company's request on such assistance.

               10. Excluded Inventions. All inventions, if any, which Employee made prior to employment by the Company are included within the scope of this Agreement except for inventions, discoveries, or improvements relating to beta gluten processing proprietary information.

               11. Injunction. Employee agrees that it would be difficult to measure damage to the Company from any breach of Employee of the promises set forth in Paragraphs 5, 6, 8 and 9 herein, and that injury to the Company from any such breach would be impossible to be calculated, and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, Employee agrees that if Employee shall breach any provision of Paragraphs 5, 6, 8 and 9, or any of them, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate orders to restrain any such breach by Employee without showing or proving any actual damage sustained by the Company.

               12. General.

               (a) To the extent that any of the agreements set forth herein, or any word, phrase, clause, or sentence thereof shall be found to be illegal or unenforceable for any reason, such agreement, word, clause, phrase or sentence shall be modified or deleted in such a manner so as to make the agreement as modified legal and enforceable under applicable laws, and the balance of the agreements or parts thereof, shall not be affected thereby, the balance being construed as severable and independent.

               (b) This Agreement shall be binding upon Employee and his heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its successors and assigns and any Subsidiary.

               (c) This Agreement shall be governed by the laws of the State of California, which state shall have jurisdiction of the subject matter hereof.

               (d) This Agreement may be signed in two counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

               (e) The use of the masculine and feminine genders are used in the alternative in this Agreement and the use of one excludes the other and is to be interpreted solely with reference to the employee named specifically herein. The singular includes the plural, as appropriate.

               (f) This Agreement represents the entire agreement between Employee and the Company with respect to the subject matter hereof, superseding all previous oral or written communications, representations or agreements. This Agreement may be modified only by a duly authorized and executed writing.

                           FOOD EXTRUSION, INC.,


                           By:
                              ---------------------
                           Name: Daniel L. McPeak
                           Title: Chief Executive Officer


                           FOOD EXTRUSION MONTANA, INC.


                           By:
                              ---------------------
                           Name:  Todd Crow
                           Title: Chief Financial Officer


                           EMPLOYEE:


                           ---------------------------
                           Signature


                           ---------------------------
                           Print Name

                                    EXHIBIT L
                               INTANGIBLE PROPERTY



               None.